                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   2   )*
                                         ------

                       Winthrop Resources Corporation
                     ----------------------------------
                              (Name of Issuer)

                       Common Stock, $.01 par value
                     ----------------------------------
                       (Title of Class of Securities)

                                976396 10 1
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
                                        ---

CUSIP No. 976396 10 1                   13G              Page  2  of  5  Pages
          -----------                                         ---    ---

- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     John L. Morgan      ###-##-####
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power          1,300,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power          None
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power          1,300,000
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power          None
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,390,000
- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     No
- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     16.1%
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

Schedule 13G
Page 3 of 5


ITEM 1.

     (A)  NAME OF ISSUER:

          Winthrop Resources Corporation
          ---------------------------------------------------------------------

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          1015 Opus Center
          9900 Bren Road East
          Minnetonka, MN  55343
          ---------------------------------------------------------------------

ITEM 2.

     (A)  NAME OF PERSON FILING:

          John L. Morgan
          ---------------------------------------------------------------------

     (B)  ADDRESS OF PRINCIPAL OFFICE:

          1015 Opus Center
          9900 Bren Road East
          Minnetonka, MN  55343
          ---------------------------------------------------------------------

     (C)  CITIZENSHIP:

          United States
          ---------------------------------------------------------------------

     (D)  TITLE OF CLASS OF SECURITIES:

          Common Stock, $.01 par value
          ---------------------------------------------------------------------

     (E)  CUSIP NUMBER:

          976396 10 1
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.
          ---------------------------------------------------------------------

ITEM 4.

     (A)  AMOUNT BENEFICIALLY OWNED:

          1,390,000 shares (1)
          ---------------------------------------------------------------------

Schedule 13G
Page 4 of 5


     (B)  PERCENT OF CLASS:

          16.1 percent (1)
          ---------------------------------------------------------------------

     (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE
          POWER

            (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE.

                1,300,000 shares
                ---------------------------------------------------------------

           (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE.

                None
                ---------------------------------------------------------------

          (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION.

                1,300,000 shares
                ---------------------------------------------------------------

           (IV) SHARED POWER TO VOTE OR TO DIRECT THE DISPOSITION.

                None
                ---------------------------------------------------------------

          ------------------
          (1) Includes 50,000 shares owned by Mr. Morgan's spouse as to which Mr. Morgan disclaims beneficial ownership. Includes 40,000 shares that Mr. Morgan has the right to acquire pursuant to outstanding options.


ITEM 5.   OWNERSHIP OF 5% OR LESS OF A CLASS:

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRE THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

Schedule 13G
Page 5 of 5


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.


ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection or as a participant in any transaction having such purposes or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  July 30, 1996.                  /s/ John L. Morgan
                                        ----------------------------
                                        John L. Morgan
                                        President of Winthrop
                                        Resources Corporation